EXHIBIT 99.1

MEDIA CONTACT:	ANALYSTS CONTACT:
Pat D. Hemlepp	Julie Sloat
Director, Corporate Media Relations	Vice President, Investor Relations
614/716-1620	614/716-2885

FOR IMMEDIATE RELEASE

AEP EXPECTS FIRST-QUARTER EPS OF APPROXIMATELY $0.97 GAAP, $0.96 ONGOING

COLUMBUS, Ohio, April 20, 2006 - American Electric Power (NYSE: AEP) today said that it expects first-quarter 2006 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of approximately $0.97 per share and first-quarter 2006 ongoing earnings (earnings excluding special items) of approximately $0.96 per share. First-quarter 2005 GAAP earnings were $0.90 per share and first-quarter 2005 ongoing earnings were $0.87 per share.

Key factors in first-quarter 2006 GAAP and ongoing earnings improvement were the positive impacts of rate changes in Ohio and an increase in the number of customers and increased customer usage, which more than offset the impact of unfavorable weather in the quarter.

First-quarter 2006 GAAP earnings are expected to be $0.01 per share higher than ongoing earnings because of an adjustment on the sale of a discontinued asset.

AEP reaffirmed its previous ongoing earnings guidance range for 2006 of between $2.50 and $2.70 per share. In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

AEP will release first-quarter earnings details on Thursday, April 27. The company has scheduled a conference call for 11:00 a.m. EDT that day to discuss the company's first-quarter 2006 earnings announcement with financial analysts. The call will broadcast live over the Internet at http://www.aep.com/go/webcasts . The webcast will include audio of the conference call as well as visuals of charts and graphics referred to by AEP management during the call. The call will be archived on http://www.aep.com/go/webcasts for use by those unable to listen during the live webcast. Minimum requirements to listen to broadcast: The Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.

American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP is the nation’s largest generator of electricity, owning more than 36,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765 kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia, West Virginia and Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). American Electric Power, based in Columbus, Ohio, is celebrating its 100th anniversary in 2006.

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This report made by AEP and certain of its subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its registrant subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; the ability to recover regulatory assets and stranded costs in connection with deregulation; the ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; new legislation, litigation and government regulation including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery for new investments, transmission service and environmental compliance);resolution of litigation (including pending Clean Air Act enforcement actions and disputes arising from the bankruptcy of Enron Corp.); AEP's ability to constrain its operation and maintenance costs; AEP's ability to sell assets at acceptable prices and on other acceptable terms, including rights to share in earnings derived from the assets subsequent to their sale; the economic climate and growth in AEP's service territory and changes in market demand and demographic patterns; inflationary trends; AEP's ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas, and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; changes in the financial markets, particularly those affecting the availability of capital and AEP's ability to refinance existing debt at attractive rates; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, and other energy-related commodities; changes in utility regulation, including membership in regional transmission structures; accounting pronouncements periodically issued by accounting standard-setting bodies; the performance of AEP's pension and other postretirement benefit plans; prices for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation, and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.